EXHIBIT 99.1

COMPANY CONTACT: James Mead Chief Financial Officer Strategic Hotels & Resorts (312) 658-5740

FOR IMMEDIATE RELEASE

MONDAY, OCTOBER 5, 2009

STRATEGIC HOTELS & RESORTS SIGNS PURCHASE AND SALE AGREEMENT

FOR DISPOSITION OF THE FOUR SEASONS MEXICO CITY

Chicago, IL – October 5, 2009 – Strategic Hotels & Resorts, Inc. (NYSE: BEE), today announced that the company has signed a purchase and sale agreement for the sale of the Four Seasons Mexico City to Meridia Capital for a gross price of $54.0 million, or $225,000 per room. The sale, subject to certain closing contingencies, is scheduled to close in the fourth quarter and the company expects to record a book gain of approximately $4.5 million. The 240-room property was forecasted to contribute approximately $3.9 million in EBITDA for the full year 2009, representing a sales multiple of 13.8 times and a capitalization rate of 6.2% on NOI.

Chief Executive Officer, Laurence Geller remarked, “We are very pleased to announce this sale at an attractive price in an extremely difficult environment. This transaction, in a market with a significant amount of directly competitive new or under-construction supply, demonstrates the value in our unique portfolio of properties in general, and especially so in Mexico City given the impact of the events surrounding the onset of the H1N1 virus. The sale is in line with the company’s disciplined asset disposition strategy and provides an important source of liquidity for unexpected events as we continue to manage through the current challenging economic environment.”

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The company currently has ownership interests in 19 properties with an aggregate of 8,328 rooms. For a list of current properties and for further information, please visit the company’s website at www.strategichotels.com.

-MORE-

Strategic Hotels & Resorts

Add 1

About Meridia Capital

Meridia Capital is a private equity group focused on investing in premium hotel properties internationally. The firm owns and asset manages hotels in urban markets which are operated by the world’s leading international brands. Meridia Capital Hospitality I is Meridia Capital Partners’ first fund and was closed in early 2007 with equity of €150 million. Meridia Capital currently owns properties in Paris, Santiago (Chile), Sao Paulo (Brazil), Mexico D.F. and Thailand. For further information please visit www.meridiacapital.com.

This press release contains forward-looking statements about Strategic Hotels & Resorts (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: volatility in equity or debt markets; failure of closing contingencies or conditions to be satisfied; availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; delays in construction and development; demand for hotel condominiums; risks related to natural disasters; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

-###-